Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

Medtronic statement on unauthorized system access

April 24, 2026

Medtronic has determined that an unauthorized party accessed data in certain Medtronic corporate IT systems.

We have not identified any impact to our products, patient safety, connections to our customers, our manufacturing and distribution operations, our financial reporting systems or our ability to meet patient needs.

The networks that support our corporate IT systems, our products and our manufacturing and distribution operations are separate. Hospital customer networks remain separate from Medtronic IT networks and are secured and managed by customers’ IT teams.

What We’re Doing

Upon identifying this unauthorized access, we immediately took steps to contain the incident, activated our incident response protocols and engaged leading cybersecurity experts to support our investigation and remediation actions.

We are working to identify any personal information that may have been accessed and will provide notifications and support services as needed. We will continue to provide updates to any impacted individuals as we learn more.

Our Commitment to our Patients, Customers and Employees

Protecting patients and the trust placed in Medtronic is our highest priority. The privacy and security of all data with which we are entrusted is a vital part of that. As we resolve any impact of this unauthorized access to data in our systems, we are simultaneously identifying additional ways to further optimize our system security. We currently do not expect a material impact on our business or financial results.